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                                                                    Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Terra Industries Inc. on Form S-3 of our report dated February 3, 1997 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for major maintenance turnarounds and post-employment benefits effective January 1, 1994) and our report dated February 3, 1997 relating to the financial statement schedules appearing in and incorporated by reference in the Annual Report on Form 10-K of Terra Industries Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Omaha, Nebraska
July 21, 1997